UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest

event reported) February 12, 2020

PacWest Bancorp

(Exact name of registrant as specified in its charter)

Delaware	001-36408	33-0885320
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

9701 Wilshire Blvd., Suite 700, Beverly Hills, California 90212

(Address of principal executive offices and zip code)

(310) 887-8500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Common Stock, par value $0.01 per share	PACW	The Nasdaq Stock Market, LLC
(Title of Each Class)	(Trading Symbol)	(Name of Exchange on Which Registered)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230-425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2020, the Board of Directors (the “Board”) of PacWest Bancorp (the “Company”), upon the recommendation of the Compensation, Nominating and Governance Committee (the “Committee”) of the Board, terminated the PacWest Bancorp Executive Severance Pay Plan (the “Prior Plan”) and, in its place, adopted the PacWest Bancorp Change in Control Severance Plan (the “New CIC Severance Plan”), which became effective that same day.

Like the Prior Plan, the New CIC Severance Plan provides for the payment of severance benefits to designated senior executives and key employees of the Company who experience a termination of employment (i) by the Company without cause or (ii) by the participant with good reason, in each case during the two-year period following a change in control or, in certain circumstances, the ninety (90) day period preceding a change in control.

The New CIC Severance Plan terms are generally consistent with the Prior Plan terms. The calculation of severance benefits under the New CIC Severance Plan is equal to the severance multiple times the sum of (1) base salary and (2) the greater of target bonus or the average of the bonuses actually paid in respect of the prior three calendar years. In addition, certain defined terms have been updated.

Each of the Company’s named executive officers has been designated a New CIC Severance Plan participant, and the Company maintained the same severance multiple that was applicable to each named executive officer under the Prior Plan.

The foregoing description of the New CIC Severance Plan is not complete and is qualified in its entirety by reference to the New CIC Severance Plan, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 8.01.  Other Events.

Stock Repurchase Program

On February 12, 2020, the Board authorized a new stock repurchase program, effective March 1, 2020, to repurchase Company common shares with an aggregate purchase price not to exceed $200 million and with a program maturity date of February 28, 2021. The maturity date of the Company’s existing stock repurchase program is February 29, 2020.

Since the existing program inception in October 2016 through December 31, 2019, the Company repurchased approximately 12.6 million shares at an aggregate cost of approximately $588.5 million. In 2020, through February 12, 2020, the Company repurchased an additional approximately 1.3 million shares at an aggregate cost of approximately $46.4 million.

The common stock repurchases may be effected through open market purchases or in privately negotiated transactions and may utilize any derivative or similar instrument to effect share repurchase transactions (including, without limitation, accelerated share repurchase contracts, equity forward transactions, equity option transactions, equity swap transactions, cap transactions, collar transactions, floor transactions or other similar transactions, or any combination of the foregoing transactions). The amount and exact timing of any repurchases will depend upon market conditions and other factors. There are no assurances the Company will repurchase any shares during the term of the new stock repurchase program, and the new stock repurchase program may be suspended or discontinued at any time.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	PacWest Bancorp Change in Control Severance Plan, dated February 12, 2020.*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain exhibits have been omitted and the Company agrees to furnish supplementary to the SEC a copy of any omitted exhibits upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACWEST BANCORP

Date: February 14, 2020	By:	/s/ Bart R. Olson
Name: Bart R. Olson
Title: Executive Vice President and Chief Accounting Officer

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